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                                                                    EXHIBIT 8(B)

                           OPINION OF MCMILLAN BINCH

                                          July 2, 1998

Seven Seas Petroleum Inc.
1990 Post Oak Blvd., Suite 960
Houston, Texas 77056

Dear Sirs and Mesdames:

     You have requested our opinion as to the material Canadian federal income tax consequences expected to result to certain holders who are not residents of Canada from the exchange of Original Notes for Exchange Notes of Seven Seas Petroleum Inc., a corporation formed under the laws of the Yukon Territory (the "Company"), pursuant to an Exchange Offer as set forth in the Prospectus (the "Prospectus") included in the Registration Statement dated July 2, 1998 and exhibits thereto filed with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms not defined herein have the meanings attributed to them in the Prospectus.

     Based on the facts as set forth in the Prospectus and subject to the limitations and qualifications set forth therein, it is our opinion that the material Canadian federal income tax consequences expected to result to holders who, for the purposes of the Income Tax Act (Canada), are not resident in Canada, deal at arm's length with the Company, hold Original Notes and Exchange Notes as capital property and do not use or hold and are not deemed to use or hold Original Notes and Exchange Notes in carrying on business in Canada and whose Original Notes are exchanged for Exchange Notes in the Exchange Offer, under currently applicable law, are as stated under the caption "Certain Canadian Federal Income Tax Considerations" on page 111 of the Prospectus included in the Registration Statement.

     This opinion is based on the provisions of Income Tax Act (Canada) in effect on the date hereof, the regulations thereunder, specific proposals to amend the Income Tax Act (Canada) and the regulations thereunder announced by the Canadian Minister of Finance prior to the date hereof and our understanding of the current administrative and assessing practices of Revenue Canada, all of which are subject to change either prospectively or retroactively.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Yours truly,

                                          /s/ MCMILLAN BINCH